Exhibit 10.7

PATTERSON-UTI ENERGY, INC.
CHANGE IN CONTROL AGREEMENT

          This Agreement between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and John E. Vollmer III (the “Employee”) is effective as of January 29, 2004 (the “Effective Date”). Certain capitalized terms used herein are defined in Section 21.

W I T N E S S E T H:

          Whereas, the Company considers it to be in the best interests of its stockholders to encourage the continued employment of certain key employees of the Company and its Wholly Owned Entities notwithstanding the possibility, threat or occurrence of a Change in Control of the Company (as that phrase is defined in Section 2);

          Whereas, the Employee is a key employee of the Company and/or one or more of its Wholly Owned Entities;

          Whereas, the Company believes that the possibility of the occurrence of a Change in Control of the Company may result in the termination of the Employee’s employment by the Company or in the distraction of the Employee from the performance of his duties to the Company, in either case to the detriment of the Company and its stockholders;

          Whereas, the Company recognizes that the Employee could suffer adverse financial and professional consequences if a Change in Control of the Company were to occur; and

          Whereas, the Company wishes to enter into this Agreement to protect the Employee if a Change in Control of the Company occurs, thereby encouraging the Employee to remain in the employ of the Company and not to be distracted from the performance of his duties to the Company by the possibility of a Change in Control of the Company;

          Now, Therefore, the parties agree as follows:

Section 1. Other Employment Arrangements.

     (a)  This Agreement does not affect the Employee’s existing or future employment arrangements with the Company unless a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement. The Employee’s employment with the Company shall continue to be governed by the Employee’s existing or future employment agreements with the Company, if any, or, in the absence of any employment agreement, shall continue to be at the will of the Board of Directors or, if the Employee is not an officer of the Company at the time of the termination of the Employee’s employment with the Company, the will of the Chief Executive Officer of the Company, except that if (i) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, and (ii) the Employee’s employment with the Company is terminated (whether by the Employee or the Company or automatically as provided in Section 3) after the occurrence of that Change in Control of the Company, then the Employee shall be entitled to receive certain benefits as provided in this Agreement.

     (b)  Notwithstanding anything contained in this Agreement to the contrary, if following the commencement of any discussion with a third person that ultimately results in a written agreement or agreements to which the Company is a party and which, if the transactions contemplated by such agreement or agreements were consummated, would result in a Change in Control of the Company, the Employee’s employment with the Company is terminated by the Company for any reason other than as a result of the occurrence of an event described in any of clauses (i) through (v) of Section 4, then for all purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred on the date immediately prior to the date of such termination, removal, or reduction regardless of whether any Change in Control of the Company actually occurs.

     (c)  Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice of or provided by the Company or any of its Affiliates and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any contract or agreement with, the Company or any of its Affiliates at or subsequent to the date of termination of the Employee’s employment with the Company shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 2. Change in Control of the Company. For purposes of this Agreement, a “Change in Control of the Company” shall mean the occurrence of any of the following after the Effective Date:

     (a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “ Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) of this Section 2, the following acquisitions shall not constitute a Change in Control of the Company: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

     (b)  Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

     (c)  Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

Section 3. Term of this Agreement. The term of this Agreement shall begin on the Effective Date and, unless automatically extended pursuant to the second sentence of this Section 3, shall expire on the first to occur of:

          (i) the Employee’s death, the Employee’s Disability or the Employee’s Retirement, which events shall also be deemed automatically to terminate the Employee’s employment by the Company;

          (ii) the termination by the Employee or the Company of the Employee’s employment by the Company; or

          (iii) the end of the last day (the “Expiration Date”) of:

(x) the three-year period beginning on the Effective Date (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3) if no Change in Control of the Company shall have occurred during that three-year period (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3); or

(y) if one or more Changes in Control of the Company shall have occurred during the three-year period beginning on the Effective Date (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3), the two-year period beginning on the date on which the last Change in Control of the Company occurred.

If (i) the term of this Agreement shall not have expired as a result of the occurrence of one of the events described in clause (i) or (ii) of the immediately preceding sentence, and (ii) the Company shall not have given notice to the Employee at least ninety (90) days before the Expiration Date that the term of this Agreement will expire on the Expiration Date, then the term of this Agreement shall be automatically extended for successive one-year periods (the first such period to begin on the day immediately following the Expiration Date) unless the Company shall have given notice to the Employee at least ninety (90) days before the end of any one-year period for which the term of this Agreement shall have been automatically extended that such term will expire at the end of that one-year period. The expiration of the term of this Agreement shall not terminate this Agreement itself or affect the right of the Employee or the Employee’s legal representatives to enforce the payment of any amount or other benefit to which the Employee was entitled before the expiration of the term of this Agreement or to which the Employee became entitled as a result of the event (including the termination, whether by the Employee or the Company or automatically as provided in this Section 3, of the Employee’s employment by the Company) that caused the term of this Agreement to expire.

Section 4. Event of Termination for Cause. An “Event of Termination for Cause” shall have occurred if, after a Change in Control of the Company, the Employee shall have committed:

          (i) gross negligence or willful misconduct in connection with his duties or in the course of his employment with the Company;

          (ii) an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

          (iii) intentional wrongful damage to property of the Company;

          (iv) intentional wrongful disclosure of secret processes or confidential information of the Company; or

          (v) an act leading to a conviction of a felony or a misdemeanor involving moral turpitude.

For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional“if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated as a result of an “Event of Termination for Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Employee had committed an act set forth above in this Section 4 and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his legal representatives to contest the validity or propriety of any such determination.

Section 5. An Event of Termination for Good Reason. An “Event of Termination for Good Reason” shall have occurred if, after a Change in Control of the Company, the Company shall:

          (i) assign to the Employee any duties inconsistent with the Employee’s position (including offices, titles and reporting requirements), authority, duties, status or responsibilities with the Company in effect immediately before the occurrence of the first Change in Control of the Company or otherwise make any change in any such position, authority, duties or responsibilities;

          (ii) remove the Employee from, or fail to re-elect or appoint the Employee to, any duties or position with the Company or any of its Affiliates that were assigned or held by the Employee immediately before the occurrence of the first Change in Control of the Company, except that a nominal change in the Employee’s title that is merely descriptive and does not affect rank or status shall not constitute such an event;

          (iii) take any other action that results in a material diminution in such position, authority, duties or responsibilities or otherwise take any action that materially interferes therewith;

          (iv) reduce the Employee’s annual base salary as in effect immediately before the occurrence of the first Change in Control of the Company or as the Employee’s annual base salary may be increased from time to time after that occurrence (the “Base Salary”);

          (v) reduce the Employee’s annual bonus to an amount less than the average of the two annual bonuses earned by the Employee with respect to the two fiscal years of the Company immediately preceding the fiscal year of the Company in which the first Change in Control of the Company occurred (the amount of such average is referred to herein as the “Benchmark Bonus”);

          (vi) relocate the Employee’s principal place of employment to a location outside of a 50-mile radius from the Employee’s principal place of employment immediately prior to the first Change in Control of the Company;

          (vii) fail to (x) continue in effect any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement (such policies, plans, programs and arrangements collectively being referred to herein as “Basic Benefit Plans”), including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, or similar policy, plan, program or arrangement of the Company, in which the Employee was a participant immediately before the occurrence of the first Change in Control of the Company, or any substitute plan adopted by the Board of Directors and in which the Employee was a participant immediately before the occurrence of the last Change in Control of the Company, unless an equitable and reasonably comparable arrangement (embodied in a substitute or alternative benefit or plan) shall have been made with respect to such Basic Benefit Plan promptly following the occurrence of the last Change in Control of the Company, or (y) continue the Employee’s participation in any Basic Benefit Plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to the Employee (which are in any event always subject to the terms of any applicable Basic Benefit Plan) and the level of the Employee’s participation relative to other participants, as existed immediately before the occurrence of the first Change in Control of the Company;

          (viii) fail to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company’s other employee benefit plans, policies, programs and arrangements (the “Other Benefit Plans”), including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, in which the Employee was a participant immediately before the occurrence of the first Change in Control of the Company;

          (ix) fail to provide the Employee with the number of paid vacation days to which the Employee was entitled in accordance with the Company’s vacation policy in effect immediately before the occurrence of the first Change in Control of the Company;

          (x) fail to continue to provide the Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) (y) that are both commensurate with the Employee’s responsibilities to and position with the Company immediately before the occurrence of the first Change in Control of the Company and not materially dissimilar to the office space, related facilities and support personnel provided to other employees of the Company having comparable responsibility to the Employee, or (z) that are physically located at the Company’s principal executive offices; or

          (xi) purport to terminate the Employee’s employment by the Company unless notice of that termination shall have been given to the Employee pursuant to, and that notice shall meet the requirements of, Section 6.

Section 6. Notice of Termination. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, any subsequent termination by the Employee or the Company of the Employee’s employment by the Company, or any determination of the Employee’s Disability, shall be communicated by notice to the other party that shall indicate the specific paragraph of Section 7 pursuant to which the Employee is to receive benefits as a result of the termination. If the notice states that the Employee’s employment by the Company has been automatically terminated as a result of the Employee’s Disability, the notice shall (i) specifically describe the basis for the determination of the Employee’s Disability, and (ii) state the date of the determination of the Employee’s Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from the Company and states that the Employee’s employment by the Company is terminated by the Company as a result of the occurrence of an Event of Termination for Cause, the notice shall specifically describe the action or inaction of the Employee that the Company believes constitutes an Event of Termination for Cause and shall be accompanied by a copy of the resolution satisfying Section 4. If the notice is from the Employee and states that the Employee’s employment by the Company is terminated by the Employee as a result of the occurrence of an Event of Termination for Good Reason, the notice shall specifically describe the action or inaction of the Company that the Employee believes constitutes an Event of Termination for Good Reason. Each notice given pursuant to this Section 6 (other than a notice stating that the Employee’s employment by the Company has been automatically terminated as a result of the Employee’s Disability) shall state a date, which shall be not fewer than thirty (30) days nor more than sixty (60) days after the date such notice is given, on which the termination of the Employee’s employment by the Company is effective. The date so stated in accordance with this Section 6 shall be the “Termination Date”. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, any subsequent purported termination by the Company of the Employee’s employment by the Company, or any subsequent purported determination by the Company of the Employee’s Disability, shall be ineffective unless that termination or determination shall have been communicated by the Company to the Employee by notice that meets the requirements of the foregoing provisions of this Section 6 and the provisions of Section 9.

Section 7. Benefits Payable on Change in Control of the Company and Termination.

     (a)  If (x) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, and (y) the Employee’s employment by the Company is terminated (whether by the Employee or the Company or automatically as provided in Section 3) after the occurrence of that Change in Control of the Company, the Employee shall be entitled to the following benefits:

          (i) If the Employee’s employment by the Company is terminated (x) by the Company as a result of the occurrence of an Event of Termination for Cause, or (y) by the Employee before the occurrence of an Event of Termination for Good Reason, then the Company shall pay to the Employee the Base Salary accrued through the Termination Date but not previously paid to the Employee, and the Employee shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

          (ii) If the Employee’s employment by the Company is automatically terminated as a result of the Employee’s death, the Employee’s Disability or the Employee’s Retirement, then (x) the Company shall pay to the Employee the Base Salary accrued through the date of the occurrence of that event but not previously paid to the Employee, and (y) the Employee shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

          (iii) If the Employee’s employment by the Company is terminated (x) by the Company otherwise than as a result of the occurrence of an Event of Termination for Cause, or (y) by the Employee after the occurrence of an Event of Termination for Good Reason, then the Employee shall be entitled to the following:

               (1) the Company shall pay to the Employee the Base Salary and compensation for earned but unused vacation time accrued through the Termination Date but not previously paid to the Employee;

               (2) the Company shall pay to the Employee an amount equal to the product of (A) the greater of (I) the highest aggregate annual bonus, incentive or other payment of cash compensation in addition to annual base salary pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company paid or payable to the Employee (including any deferred portion thereof) for any fiscal year (or portion thereof) of the Company paid after the Effective Date, and (II) the Benchmark Bonus, multiplied by (B) a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Termination Date and the denominator of which is 365;

               (3) the Company shall pay to the Employee, as a lump sum, an amount (the “Severance Payment”) equal to one and one-half (1.5) times the sum of:

                    A. the amount (including any deferred portion thereof) of the Base Salary that would have been paid to the Employee during the fiscal year of the Company in which the Termination Date occurs based on the assumption that the Employee’s employment by the Company had continued throughout that fiscal year at the Base Salary at the highest rate in effect at any time during the term of this Agreement; plus

                    B. the amount equal to the average of the three annual bonuses earned by the Employee with respect to the three fiscal years preceding the year in which the Termination Date occurs;

               (4) the Company (at its sole expense) shall take the following actions:

                    A. throughout the Relevant Period, the Company shall maintain in effect, and not materially reduce the benefits provided by, each of the Other Benefit Plans in which the Employee was a participant immediately before the Termination Date; and

                    B. the Company shall arrange for the Employee’s uninterrupted participation throughout the Relevant Period in each of such Other Benefit Plans,

provided that if the Employee’s participation after the Termination Date in any such Other Benefit Plan is not permitted by the terms of that Other Benefit Plan, then throughout the Relevant Period, the Company (at its sole expense) shall provide the Employee with substantially the same benefits that were provided to the Employee by that Other Benefit Plan immediately before the Termination Date; and

               (5) the Employee shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

     (b)  Each payment required to be made to the Employee pursuant to the foregoing provisions of Section 7(a) above (i) shall be made by check drawn on an account of the Company at a bank located in the United States of America, and (ii) shall be paid (x) if the Employee’s employment by the Company was terminated as a result of the Employee’s death, the Employee’s Disability or the Employee’s Retirement, not more than thirty (30) days immediately following the date of the occurrence of that event, and (y) if the Employee’s employment by the Company was terminated for any other reason, not more than ten (10) days immediately following the Termination Date.

Section 8. Successors. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement,

          (i) the Company shall not, directly or indirectly, consolidate with, merge into or sell or otherwise transfer its assets as an entirety or substantially as an entirety to, any person, or permit any person to consolidate with or merge into the Company, unless immediately after such consolidation, merger, sale or transfer, the Successor shall have assumed in writing the Company’s obligations under this Agreement; and

          (ii) not fewer than ten (10) days before the consummation of any consolidation of the Company with, merger by the Company into, or sale or other transfer by the Company of its assets as an entirety or substantially as an entirety to, any person, the Company shall give the Employee notice of that proposed transaction.

Section 9. Notice. Notices required or permitted to be given by either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the other party or when deposited with the United States Postal Service as certified or registered mail with postage prepaid and addressed:

     (a)  if to the Employee, at the Employee’s address last shown on the Company’s records, and

     (b)  if to the Company, at 4510 Lamesa Highway, Snyder, Texas 79549, directed to the attention of the Chief Executive Officer.

or, in either case, to such other address as the party to whom or which such notice is to be given shall have specified by notice given to the other party.

Section 10. Withholding Taxes. The Company may withhold from all payments to be paid to the Employee pursuant to this Agreement all taxes that, by applicable federal or state law, the Company is required to so withhold.

Section 11. Certain Additional Payments by the Company.

     (a)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, or benefit from, the Company or any of its Affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments, distributions or benefits being individually referred to herein as a “Payment,” and any two or more of such payments, distributions or benefits being referred to herein as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment or payments (individually referred to herein as a “Gross-Up Payment” and any two or more of such additional payments being referred to herein as “Gross-Up Payments”) in an amount such that after payment by the Employee of all taxes (as defined in Section 11(k)) imposed upon the Gross-Up Payment, the Employee retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b)  Subject to the provisions of Section 11(c) through (i), any determination (individually, a “Determination”) required to be made under this Section 11(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made, at the Company’s expense, by nationally recognized tax counsel mutually acceptable to the Company and the Employee (“Tax Counsel”). Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to the Company and the Employee within 15 business days of the termination of the Employee’s employment, if applicable, or such other time or times as is reasonably requested by the Company or the Employee. If Tax Counsel makes the initial Determination that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it shall furnish the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. The Employee shall have the right to dispute any Determination (a “Dispute”) within 15 business days after delivery of Tax Counsel’s opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall, at the Company’s expense, be paid by the Company to the Employee within five business days of the Employee’s receipt of such Determination. The existence of a Dispute shall not in any way affect the Employee’s right to receive the Gross-Up Payment in accordance with such Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon the Company and the Employee, subject in all respects, however, to the provisions of Section 11(c) through (i) below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by the Company should have been made (“Underpayment”), and if upon any reasonable written request from the Employee or the Company to Tax Counsel, or upon Tax Counsel’s own initiative, Tax Counsel, at the Company’s expense, thereafter determines that the Employee is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at the Company’s expense, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Employee.

     (c)  The Company shall defend, hold harmless, and indemnify the Employee on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities,

obligations, damages, impositions, assessments, demands, judgements, settlements, costs and expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) with respect to any tax liability of the Employee resulting from any Final Determination (as defined in Section 11(j)) that any Payment is subject to the Excise Tax.

     (d)  If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by the Employee against the Company under this Section 11 (“Claim”), including, but not limited to, a claim for indemnification of the Employee by the Company under Section 11(c), then such party shall promptly notify the other party hereto in writing of such Claim (“Tax Claim Notice”).

     (e)  If a Claim is asserted against the Employee (“Employee Claim”), the Employee shall take or cause to be taken such action in connection with contesting such Employee Claim as the Company shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by the Company (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that the Company shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney provided that:

          (i) within 30 calendar days after the Company receives or delivers, as the case may be, the Tax Claim Notice relating to such Employee Claim (or such earlier date that any payment of the taxes claimed is due from the Employee, but in no event sooner than five calendar days after the Company receives or delivers such Tax Claim Notice), the Company shall have notified the Employee in writing (“Election Notice”) that the Company does not dispute its obligations (including, but not limited to, its indemnity obligations) under this Agreement and that the Company elects to contest, and to control the defense or prosecution of, such Employee Claim at the Company’s sole risk and sole cost and expense; and

          (ii) the Company shall have advanced to the Employee on an interest-free basis, the total amount of the tax claimed in order for the Employee, at the Company’s request, to pay or cause to be paid the tax claimed, file a claim for refund of such tax and, subject to the provisions of the last sentence of Section 11(g), sue for a refund of such tax if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that the Company shall only be entitled to sue for a refund and the Company shall not be entitled to initiate any proceeding in, for example, United States Tax Court) and shall indemnify and hold the Employee harmless, on a fully grossed-up after tax basis, from any tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and

          (iii) the Company shall reimburse the Employee for any and all costs and expenses resulting from any such request by the Company and shall indemnify and hold the Employee harmless, on fully grossed-up after-tax basis, from any tax imposed as a result of such reimbursement.

     (f)  Subject to the provisions of Section 11(e) hereof, the Company shall have the right to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Company to a Final Determination; provided, however, that (i) the Company shall not, without the Employee’s prior written consent, enter into any compromise or settlement of such Employee Claim that would adversely affect the Employee, (ii) any request from the Company to the Employee regarding any extension of the statute of limitations relating to assessment, payment, or collection of taxes for the taxable year of the Employee with respect to which the contested issues involved in, and amount of, the Employee Claim relate is limited solely to such contested issues and amount, and (iii) the Company’s control of any contest or proceeding shall be limited to issues with respect to the Employee Claim and the Employee shall be entitled to settle or contest, in his sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as the Company is diligently defending or prosecuting such Employee Claim, the Employee shall provide or cause to be provided to the Company any information reasonably requested by the Company that relates to such Employee Claim, and shall otherwise cooperate with the Company and its representatives in good faith in order to contest effectively such Employee Claim. The Company shall keep the Employee informed of all developments and events relating to any such Employee Claim (including, without limitation, providing to the Employee copies of all written materials pertaining to any such Employee Claim), and the Employee or his authorized representatives shall be entitled, at the Employee’s expense, to participate in all conferences, meetings and proceedings relating to any such Employee Claim.

     (g)  If, after actual receipt by the Employee of an amount of a tax claimed (pursuant to an Employee Claim) that has been advanced by the Company pursuant to Section 11(e)(ii) hereof, the extent of the liability of the Company hereunder with respect to such tax claimed has been established by a Final Determination, the Employee shall promptly pay or cause to be paid to the Company any refund actually received by, or actually credited to, the Employee with respect to such tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto), except to the extent that any amounts are then due and payable by the Company to the Employee, whether under the provisions of this Agreement or otherwise. If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 11(e)(ii), a determination is made by the Internal Revenue Service or other appropriate taxing authority that the Employee shall not be entitled to any refund with respect to such tax claimed and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payments and other payments required to be paid hereunder.

     (h)  With respect to any Employee Claim, if the Company fails to deliver an Election Notice to the Employee within the period provided in Section 11(e)(i) hereof or, after delivery of such Election Notice, the Company fails to comply with the provisions of Section 11(e)(ii) and (iii) and (f) hereof, then the Employee shall at any time thereafter have the right (but not the obligation), at his election and in his sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of the Company, such Employee Claim. The Employee shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by the Employee, the Company shall cooperate, and shall cause its Affiliates to cooperate, in good faith with the Employee and his authorized representatives in order to contest effectively such Employee Claim. The Company may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Employee Claim controlled by the Employee pursuant to this Section 11(h) and shall bear its own costs and expenses with respect thereto. In the case of any Employee Claim that is defended or prosecuted by the Employee, the Employee shall, from time to time, be entitled to current payment, on a fully grossed-up after tax basis, from the Company with respect to costs and expenses incurred by the Employee in connection with such defense or prosecution.

     (i)  In the case of any Employee Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this Section 11(i), the Company shall pay, on a fully grossed-up after tax basis, to the Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim that have not theretofore been paid by the Company to the Employee, together with the costs and expenses, on a fully grossed-up after tax basis, incurred in connection therewith that have not theretofore been paid by the Company to the Employee, within ten calendar days after such Final Determination. In the case of any Employee Claim not covered by the preceding sentence, the Company shall pay, on a fully grossed-up after tax basis, to the Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim at least ten calendar days before the date payment of such taxes is due from the Employee, except where payment of such taxes is sooner required under the provisions of this Section 11(i), in which case payment of such taxes (and payment, on a fully grossed-up after tax basis, of any costs and expenses required to be paid under this Section 11(i) shall be made within the time and in the manner otherwise provided in this Section 11(i).

     (j)  For purposes of this Agreement, the term “Final Determination” shall mean (A) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (B) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (C) any disallowance of a claim for refund or credit in respect to an overpayment of tax unless a suit is filed on a timely basis; or (D) any final disposition by reason of the expiration of all applicable statutes of limitations.

     (k)  For purposes of this Agreement, the terms “tax” and “taxes” mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

Section 12. Expenses of Enforcement. If a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, then, upon demand by the Employee made to the Company, the Company shall reimburse the Employee for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Employee in enforcing or seeking to enforce the payment of any amount or other benefit to which the Employee shall have become entitled pursuant to this Agreement, including those incurred in connection with any arbitration initiated pursuant to Section 20. To the extent that any such reimbursement would be subject to the Excise Tax, then the Employee shall be entitled to receive Gross-Up Payments in an amount such that after payment by the Employee of all taxes imposed on such Gross-Up Payments, the Employee retains an amount equal to the Excise Tax imposed upon the reimbursement, and the other provisions of Section 11 hereof shall also apply to such circumstance unless the context thereof otherwise indicates.

Section 13. Employment by Wholly Owned Entities. If, at or after the Effective Date, the Employee is or becomes an employee of one or more corporations, partnerships, limited liability companies or other entities that are, directly or indirectly, wholly owned by the Company (“Wholly Owned Entities”), references in this Agreement to the Employee’s employment by the Company shall include the Employee’s employment by any such Wholly Owned Entity.

Section 14. No Obligation to Mitigate; No Rights of Offset.

     (a)  The Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid or provided to the Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by the Employee as a result of employment by another person.

     (b)  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others.

Section 15. Amendment and Waiver. No provision of this Agreement may be amended or waived (whether by act or course of conduct or omission or otherwise) unless that amendment or waiver is by written instrument signed by the parties hereto. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach.

Section 16. Governing Law. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Texas.

Section 17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

Section 19. Assignment. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representative. The Company may not assign any of its obligations under this Agreement unless (i) such assignment is to a Successor and (ii) the requirements of Section 8 are fulfilled.

Section 20. Arbitration. Except as otherwise explicitly provided in Section 11, any dispute between the parties arising out of this Agreement, whether as to this Agreement’s construction,

interpretation or enforceability or as to any party’s breach or alleged breach of any provision of this Agreement, shall be submitted to arbitration in accordance with the following procedures:

          (i) Either party may demand such arbitration by giving notice of that demand to the other party. The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.

          (ii) Not more than 15 days after such notice is given, the other party shall give notice to the party who demanded arbitration of the name of the arbitrator selected by the other party. If the other party shall fail to timely give such notice, the arbitrator that the other party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than 15 days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

          (iii) The dispute shall be arbitrated at a hearing that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.

          (iv) All expenses of the arbitration shall be borne by the Company.

The agreement of the parties contained in the foregoing provisions of this Section 20 shall be a complete defense to any action, suit or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute between the parties arising out of this Agreement.

Section 21. Interpretation.

     (a)  As used in this Agreement, the following terms and phrases have the indicated meanings:

          (i) “Affiliate” and “Affiliates” mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person.

          (ii) “Base Salary” has the meaning assigned to that term in Section 5.

          (iii) “Basic Benefit Plans” has the meaning assigned to that term in Section 5.

          (iv) “Benchmark Bonus” has the meaning assigned to that term in Section 5.

          (v) Board of Directors” means the Board of Directors of the Company.

          (vi) “Business Combination” has the meaning assigned to that term in Section 2.

          (vii) “Change in Control of the Company” has the meaning assigned to that phrase in Section 2.

          (viii) “Claim” has the meaning assigned to such term in Section 11.

          (ix) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          (x) “Commission” means the United States Securities and Exchange Commission or any successor agency.

          (xi) “Company” has the meaning assigned to that term in the preamble to this Agreement. The term “Company” shall also include any Successor, whether the liability of such Successor under this Agreement is established by contract or occurs by operation of law.

          (xii) “Covered Person” has the meaning assigned to that term in Section 2.

          (xiii) “Determination” has the meaning assigned to that term in Section 11.

          (xiv) “Dispute” has the meaning assigned to that term in Section 11.

          (xv) “Effective Date” has the meaning assigned to that term in the preamble to this Agreement.

          (xvi) “Election Notice” has the meaning assigned to such term in Section 11.

          (xvii) “Employee” has the meaning assigned to such term in the preamble to this Agreement.

          (xviii) “Employee Claim” has the meaning assigned to such term in Section 11.

          (xix) “Employee’s Disability” means:

(1) if no Change in Control of the Company shall have occurred before the date of determination, the physical or mental disability of the Employee determined in accordance with the disability policy of the Company at the time in effect and generally applicable to its salaried employees; and

(2) if a Change in Control of the Company shall have occurred at that date, the physical or mental disability of the Employee determined in accordance with the disability policy of the Company in effect immediately before the occurrence of the first Change in Control of the Company and generally applicable to its salaried employees.

The Employee’s Disability, and the automatic termination of the Employee’s employment by the Company by reason of the Employee’s Disability, shall be deemed to have occurred on the date of determination, provided that if (1) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, (2) the Company shall have subsequently given notice pursuant to Section 6 of the Company’s determination of the Employee’s Disability, and (3) the Employee shall have given notice to the Company that the Employee disagrees with that determination, then (A) whether the Employee’s Disability shall have occurred shall be submitted to arbitration pursuant to Section 20, and (B) if a majority of the arbitrators decide that the Employee’s Disability had not occurred, at the date of determination by the Company, then (I) the Employee’s Disability, and the automatic termination of the Employee’s employment by the Company by reason of the Employee’s Disability, shall be deemed not to have occurred, and (II) on demand by the Employee made to the Company, the Company shall reimburse the Employee for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Employee in obtaining that decision.

          (xx) “Employee’s Retirement” means (x) if no Change in Control of the Company shall have occurred before the date of the Employee’s proposed retirement, the retirement of the Employee in accordance with the retirement policy of the Company at the time in effect and generally applicable to its salaried employees, and (y) if a Change in Control of the Company shall have occurred at that date, the retirement of the Employee from the employ of the Company in accordance with the retirement policy of the Company in effect immediately before the occurrence of the first Change in Control of the Company and generally applicable to its salaried employees.

          (xxi) “Event of Termination for Good Reason” has the meaning assigned to that phrase in Section 5.

          (xxii) “Event of Termination for Cause” has the meaning assigned to that phrase in Section 4.

          (xxiii) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

          (xxiv) “Excise Tax” has the meaning assigned to that term in Section 11.

          (xxv) “Expiration Date” has the meaning assigned to that term in Section 3.

          (xxvi) “Final Determination” has the meaning assigned to such term in Section 11.

          (xxvii) “Gross-Up Payment” has the meaning assigned to that term in Section 11.

          (xxviii) “Other Benefit Plans” has the meaning assigned to that term in Section 5.

          (xxix) “Outstanding Company Common Stock” has the meaning assigned to that term in Section 2.

          (xxx) “Outstanding Company Voting Securities” has the meaning assigned to that term in Section 2.

          (xxxi) “Payment” has the meaning assigned to that term in Section 11.

          (xxxii) “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited partnership, limited liability company, trust, unincorporated organization, government, or agency or political subdivision of any government.

          (xxxiii) “Relevant Period” means a period beginning on the Termination Date and ending on the first to occur of (x) the second anniversary of the Termination Date, (y) the date on which the Employee becomes a full time employee of another person, and (z) the Employee’s normal retirement date, determined in accordance with the retirement policy of the Company in effect on the Termination Date.

          (xxxiv) “Severance Payment” has the meaning assigned to that term in Section 7.

          (xxxv) “Successor” means a person with or into which the Company shall have been merged or consolidated or to which the Company shall have transferred its assets as an entirety or substantially as an entirety.

          (xxxvi) “Tax” has the meaning assigned to that term in Section 11.

          (xxxvii) “Tax Claim Notice” has the meaning assigned to that term in Section 11.

          (xxxviii) “Tax Counsel” has the meaning assigned to that term in Section 11.

          (xxxix) “Termination Date” has the meaning assigned to that term in Section 6.

          (xl) “this Agreement” means this Change in Control Agreement as it may be amended from time to time in accordance with Section 15.

          (xli) “Underpayment” has the meaning assigned to that term in Section 11.

          (xlii) “Wholly Owned Entities” has the meaning assigned to that term in Section 13.

     (b)  In the event of the enactment of any successor provision to any statute or rule cited in this Agreement, references in this Agreement to such statute or rule shall be to such successor provision.

     (c)  The headings of Sections of this Agreement shall not control the meaning or interpretation of this Agreement.

     (d)  References in this Agreement to any Section are to the corresponding Section of this Agreement unless the context otherwise indicates.

          In Witness Whereof, the Company and the Employee have executed this Agreement as of the Effective Date.

PATTERSON-UTI ENERGY, INC.

By:	/s/ Cloyce A. Talbott

Name:	Cloyce A. Talbott
Title:	Chief Executive Officer

/s/	John E. Vollmer III

John E. Vollmer III